                                                                                                              EXHIBIT 12
CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED
CHARGES AND PREFERRED DIVIDENDS
                                                       1995
                                               3 Months   12 Months
                                                 Ended       Ended                    Year Ended December 31,
                                               March 31    March 31       1994       1993       1992       1991       1990
   Earnings:
A.  Net Income                                 $19,555     $ 48,417     $ 50,929   $ 50,390   $ 47,688   $ 42,941   $ 41,035
B.  Federal Income Tax                          10,411       25,116       26,806     27,158     24,363     21,361     20,374
C.   Earnings before Income Taxes               29,966       73,533       77,735     77,548     72,051     64,302     61,409
D.  Total Fixed Charges                          7,625       31,776       32,679     33,820     34,888     37,737     42,906
E. Total Earnings                              $37,591     $105,309     $110,414   $111,368   $106,939   $102,039   $104,315

   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247               $ 1,282     $  5,127     $  5,127   $  5,562   $  5,544   $  5,659   $  5,681
G.  Less Allowable Dividend Deduction              132          528          528        528        544        544        544
H.  Net Subject to Gross-up                      1,150        4,599        4,599      5,034      5,000      5,115      5,137
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)                   1.532        1.519        1.526      1.539      1.511      1.497      1.497
J.  Pref. Dividend (Pre-tax) (HxI)               1,762        6,986        7,018      7,747      7,555      7,657      7,690
K.  Plus Allowable Dividend Deduction              132          528          528        528        544        544        544

L. Preferred Dividend Factor                     1,894        7,514        7,546      8,275      8,099      8,201      8,234
M. Fixed Charges (D)                             7,625       31,776       32,679     33,820     34,888     37,737     42,906
N.  Total Fixed Charges
     and Preferred Dividends                   $ 9,519     $ 39,290     $ 40,225   $ 42,095   $ 42,987   $ 45,938   $ 51,140

O. Ratio of Earnings to Fixed
    Charges (E/D)                                 4.93         3.31         3.38       3.29       3.07       2.70       2.43
P. Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)                 3.95         2.68         2.74       2.65       2.49       2.22       2.04

                   Includes a portion of rent expense deemed to be representive of the interest factor.

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